EXHIBIT 10.3

EXECUTIVE AGREEMENT

October, 31, 2005 (“Commencement Date”)

Hans Ydema

Buchenstrasse 20

Bruckberg, Germany 84079

Dear Hans,

Based on your current position as managing director (Geschäftsführer) of Entrust, GmbH . (“Entrust” or the “Company”) and your appointment as an officer of Entrust, Inc. in the role of Senior Vice President, EMEA Sales, you, are eligible for certain executive severance benefits provided for by this Executive Agreement (“Agreement”). In signing this Agreement you explicitly agree, that you are not an employee (Arbeitnehmer) of Entrust GmbH or Entrust, Inc. but a Managing Director (Geschäftsführer) of Entrust GmbH and, as such, a corporate officer of Entrust GmbH and Entrust, Inc. Any potentially existing employment contract between you and Entrust GmbH is herewith mutually terminated and replaced by a managing director service contract providing for identical remuneration and benefits, except that your base salary shall be increased from 135,000.00 to 175,000.00 EUROS, and your sales incentive target from 122,900.00 to 150,000.00 EUROS. Entrust has the right to modify the sales incentive targets and/or the terms and conditions of the Entrust Sales Compensation Plan at any time. Your salary and performance will be subject to review on an annual basis. The responsibilities of this position have been reviewed with you. However, should you have any questions, please contact Bill Conner.

Stock Options and Restricted Stock Units

Additionally, you will be offered a stock option award to purchase 50,000 shares of common stock of Entrust, Inc. This award is subject to your acceptance of the terms and conditions of an Option Award Agreement that must be executed by you and the terms and conditions of the applicable Entrust’s Amended and Restated 1996 Stock Incentive Plan. Both of these documents will be provided to you in due course. The strike price for this award will be equal to the fair market value of the common stock at close of business on your Commencement Date. The option will have an expiration date which is seven years from the Commencement Date and the vesting conditions that will be outlined in your Option Award Agreement will include the following:

(i)	this option will become exercisable as to 50% of the original number of shares on the Commencement Date; and

(ii)	after the first anniversary of the Commencement Date this option will become exercisable as to an additional 1/36th of the remaining number of shares on that day of the month for each of the next 36 months after such first anniversary.

Additionally, you will be offered 7,500 shares of Restricted Stock Units (“RSU”) for Entrust, Inc. This award will be subject to the terms and conditions of an RSU Award Agreement to be executed by you, as well as Entrust’s Amended and Restated 1996 Stock Incentive Plan. Both of these documents will be provided to you in due course. The Restricted Stock Unit shall vest, in whole or in part, as to 25% of the shares subject to the Award Agreement shall vest on each of the first, second, third and fourth anniversaries of the Commencement Date, subject to you continuing to be a Service Provider (as defined in the Plan) through each such dates.

As an officer of Entrust, both of the aforementioned grants will be subject to acceleration upon certain acquisition events as set forth in the governing award agreements and plan.

Additional Terms

This Agreement and the matters referenced herein constitute the entire shared understanding of your appoint with Entrust and Entrust, Inc. This Agreement supersedes any prior understandings or representations. The Confidentiality, Non-Solicitation, and Code of Conduct Schedule which is attached as Schedule 1 and is hereby incorporate into and made part of this Agreement.

Notice and Severance Entitlements

The proposed severance arrangement would provide you with severance benefits in the event that you experience an Involuntary Termination (as defined below) of your managing director contract with Entrust. The arrangement is intended to reduce uncertainty over severance treatment in the event of an Involuntary Termination and to create an incentive for you to continue to focus on leading and executing our business plan. For the avoidance of any doubt, you expressly acknowledge and agree that you are not entitled to any severance or notice from Entrust, Inc. upon termination of your appointment as officer.

Subject to the terms described below, if you experience an Involuntary Termination of your managing director contract with the Company, you will be entitled to continuation of your then-current base salary for nine (9) months (the “Severance Period”). Any mandatory notice period under German law will be included in the Severance Period. During the Severance Period, you will also remain eligible to participate in any Entrust-provided benefit plans and programs in which you participated prior to separation under the terms of the controlling plans, programs or policies. However, you will not be eligible for any bonuses during the Severance Period, unless the bonuses were accrued and payable prior to the date of an Involuntary Termination, nor will you be eligible for salary increases, new stock option grants, or continued accrual of vacation or sick leave during the Severance Period. Any currently held stock options will continue to vest during the Severance Period. Salary and bonus payments during the Severance Period will be made less appropriate deductions and withholdings and will be paid in according with the Company’s normal payroll practices. Benefit continuation will be subject to the terms and contributions rates generally applicable under the controlling plan, program, or policy.

For purposes of your right to severance benefits, an Involuntary Termination shall mean termination of your managing director contract by Entrust without “Cause”. For purposes of this Agreement, “Cause” shall mean, in particular: (i) willful misconduct or gross negligence in carrying out your assigned duties; (ii) knowing violation of any reasonable rule, direction, or policy of the Company, Entrust, Inc., its President, or its Board; (iii) any act of misappropriation, embezzlement, intentional fraud, or similar conduct involving the Company or any of its affiliates; (iv) conviction or a plea of nolo contendere or the equivalent to a felony; (v) failure to comply with all material applicable laws and regulations in performing your duties and responsibilities for the Company; and (vi) abuse of alcohol or of any controlled substance.

Except as expressly provided for herein, this Agreement does not change your working conditions as they existed prior to the execution of this Agreement. These terms and conditions cannot be changed by any statement, promise, policy, or course of conduct other than a written agreement signed by the authorized representative of the sole shareholder of the Company, currently, the Chief Executive Officer of Entrust, Inc.

Eligibility for benefits under this Agreement is contingent upon: (i) timely signing and returning this Agreement; and (ii) in the event of an Involuntary Termination, timely signing and returning a standard severance agreement and release vis-à-vis the Company and its affiliates as provided at that time by the Company. Moreover, you agree that if at any time during the severance period Entrust reasonably determines that you have violated the terms of the Executive Confidentiality, Non-Solicitation, Intellectual Property Rights and Code of Conduct Schedule attached hereto, Entrust may halt any further payments of salary or bonus thereafter.

Nothing in this Agreement alters your rights, as an officer of Entrust, Inc., to accelerated vesting of all outstanding options granted during the period of your appointment as an officer in the event of an “Acquisition Event” as further explained in the controlling stock option agreement or agreements.

Entrust, Inc.	Entrust GmbH

/s/ Bill Conner	/s/ Jason Leaf
Bill Conner
Chairman and CEO, Entrust, Inc.	[Authorized representative of sole Shareholder of Entrust GmbH]

I have read the foregoing Executive Agreement including the Schedule attached to it, I understand its terms, and I accept and agree to those terms this 31st day of October, 2005.

/s/ Hans Ydema
Hans Ydema

SCHEDULE 1

EXECUTIVE CONFIDENTIALITY, NON-SOLICITATION,

INTELLECTUAL PROPERTY RIGHTS, AND CODE OF CONDUCT SCHEDULE

1.	This Confidentiality, Non-Solicitation, Intellectual Property Rights and Code of Conduct Schedule (“Schedule”) between the individual identified in the attached Executive Agreement (“You”, “Your”, or “Officer”) and Entrust sets forth certain of your obligations respecting your appointment with the Entrust entity (or entities) set forth in the attached Executive Agreement into which this Schedule is hereby incorporated.

2.	As used in this Schedule, “Entrust” and/or “Company” shall mean Entrust, Inc. and all direct and indirect subsidiaries, affiliates, related and/or associated companies, and all successors and assigns of all of the foregoing.

3.	You acknowledge that you are under no obligation to anyone, including a former employer, which is an impediment to Your entering into this Schedule or which imposes any restrictions on the activities or duties that may be assigned to You from time to time by the Company.

4.	If, during the term of this agreement, or any renewal hereof, you should:

a.	Conceive or make any invention or discovery, whether patentable or not;

b.	Become the author of any design capable of being protected as an industrial design, design patent or other design protection;

c.	Become the author of any work in which copyright may exist;

d.	Develop any confidential information which may be capable of being protected as a trade secret;

and if such invention, discovery, design, work or confidential information relates in any way to the business of Entrust or any affiliated entity, such invention, discovery, industrial design, work or confidential information shall be the sole and exclusive property of Entrust or any affiliated entity. You agree during the term of this appointment with Entrust and thereafter to promptly disclose to Entrust all details and information related thereto and to execute on demand any applications, transfers, assignments, moral rights waivers and other documents as Entrust may consider necessary or advisable for the purpose of vesting in Entrust or its designate full title to and enjoyment of such invention, discovery, industrial design, work or confidential information, and to assist in every way possible in the prosecution of applications for the registration of intellectual property rights relating thereto.

5.	a.	You agree to hold in strict confidence the business and affairs of Entrust, its affiliates and their respective customer/clients. You agree that during the term of this agreement or any renewal thereof or at any time thereafter, that you will not directly or indirectly disclose to any third party or use for any other purpose than that of Entrust, the following:

i.	Information disclosed to you by or on behalf of a customer/client prospective customer/client;

ii.	Information respecting the identity of any customer/client of Entrust;

iii.	Information otherwise disclosed to Entrust on a confidential basis by third parties;

iv.	Information disclosed to you with respect to technical requirements, pricing or timing of any contracts;

v.	Information disclosed to you with respect to Entrust’s techniques, programs, present or contemplated developments, trade secrets or marketing strategies; and

vi.	Information otherwise identified to you as confidential information of Entrust.

b.	Your obligations of confidence described above include, without limiting the generality of the foregoing:

i.	Taking every reasonable step to prevent third parties from examining and/or making copies of any documents or papers (whether in electronic or hard copy form) prepared by you or that come into your possession or under your control by reason of your appointment hereunder;

ii.	Using your best efforts to follow all security policies of Entrust, and

iii.	Upon termination of this agreement, turning over to Entrust all documents or papers (whether in electronic or hard copy form) and any other materials in your possession or under your control that relate to the business of Entrust or its customers/clients.

c.	Your obligations of confidence described above do not apply to information which is

i.	available to the public other than by breach of obligations of confidence owed by you;

ii.	rightfully received by you, outside of the course of your appointment, from a third party without confidentiality limitations;

iii.	independently developed by you without recourse to any confidential information of Entrust or its customers/clients; or

iv.	known to you prior to first receipt of the same in the course of your appointment.

The mingling of confidential information with information that falls within one or more of the exceptions above shall not impair the status of, or obligations of confidence and non-use respecting, the confidential parts.

d.	You acknowledge that you have a fiduciary obligation to Entrust and you agree that you will not during your appointment with Entrust or within 9 months thereafter, directly or indirectly:

i.	attempt to obtain the withdrawal from Entrust or its affiliates of any of their respective officers;

ii.	hire any officer of Entrust or its affiliates.

iii.	approach or solicit any customer/client, potential customer/client or maturing business opportunity of Entrust or its affiliates in order to attempt to direct any such customer/client, potential customer/client or maturing business opportunity away from Entrust or its affiliates;

iv.	service or deal with any customer/client, potential customer/client or maturing business opportunity of Entrust or its affiliates in order to attempt to direct any such customer/client, potential customer/client or maturing business opportunity away from Entrust or its affiliates;

v.	solicit or divert any business away from Entrust or its affiliates;

vi.	induce or persuade any customer/client, potential customer/client, supplier, agent or other person under contract or otherwise associated or doing business with Entrust or its affiliates to reduce or alter any such association or business with Entrust or its affiliates; or

vii.	otherwise interfere or attempt to interfere with any of the contractual, business or economic relationships of Entrust or its affiliates with other parties.

For the purpose of this paragraph (d) the definition of customer/client, potential customer/client, maturing business opportunity, supplier and agent shall include only those parties with whom you have had dealings by virtue of your appointment relationship herein within the preceding 9 months.

e.	If a court of competent jurisdiction would otherwise declare any portions of this Schedule void or unenforceable in the circumstances, such portions of this paragraph shall be reduced in scope, territory and/or duration of time to such an extent that such court would hold the same to be enforceable in the circumstances. The portions of this Schedule with respect to scope, territory and duration shall be separate and distinct and fully severable without affecting the enforceability of the remaining portions.

f.	You acknowledge that a breach of any of the foregoing provisions will give rise to irreparable harm and injury non-compensable in damages. Accordingly, Entrust or such other party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing provisions, in addition to any other legal remedies which may be available. You further acknowledge and agree that the enforcement of a remedy hereunder by way of injunction will not prevent you from earning a reasonable livelihood. You further acknowledge and agree that the covenants contained herein are necessary for the protection of Entrust’s legitimate business interests and are reasonable in scope and content.

g.	The provisions of this paragraph shall survive the termination of the appointment relationship herein and shall be enforceable notwithstanding the existence of any claim or cause of action by you against Entrust whether predicated upon this agreement or otherwise.

6.	This Schedule shall supersede any and all previous oral or written communications, discussions or agreements between You and the Company relating to the general subject matter addressed herein.

7.	You shall at any time during and subsequent to Your appointment with the Company reaffirm this Agreement or execute such further or other agreements with respect to the general subject matter addressed herein as the Company, or an affiliate company may from time to time require.

8.	In the event that Your appointment by the Company is succeeded by appointment with an affiliate company, the terms of this Agreement apply until an agreement relating to this subject matter is signed with the affiliate company, and if You do not execute an agreement with such affiliate company relating to this subject matter, terms identical to those set forth in this Agreement shall apply immediately in favor of such affiliate company upon commencement of Your appointment and until such agreement is executed with such affiliate company.

You expressly acknowledge that You have received and read the Entrust Code of Conduct (including the Insider Trading Policy and Foreign Corrupt Practices Act Policy) and You will abide by the rules and guidelines set forth in these documents, as may be updated by Entrust from time to time by posting such changes to the Corporate Governance section of the Entrust web site.

6